Exhibit 6.1

SUBSCRIPTION AGREEMENT

FOR
LIMITED PARTNERSHIP INTERESTS

IN
TREVIAN CAPITAL DEBT FUND, LP

SUBSCRIPTION AGREEMENT FOR LIMITED PARTNERSHIP INTERESTS

IN

TREVIAN CAPITAL DEBT FUND, LP

This Subscription Agreement is made and entered into by and between Trevian Capital Debt Fund, LP (the “Fund”), a Delaware limited partnership, and the person named on the Subscriber Signature Page of this Subscription Agreement below (the “Subscriber”).

TERMS OF SUBSCRIPTION

A.	The Subscriber hereby makes a commitment to subscribe for limited partnership interests (“Interests”), in the form of a commitment as indicated on the signature page hereto, on the terms set out in the Offering Memorandum, the Limited Partnership Agreement, the Commitment Agreement (each as defined below) and this Subscription Agreement. By executing this Subscription Agreement, to induce the Fund to accept the subscription, the Subscriber:

1.	(a) Understands that this subscription is subject to allocation and acceptance or rejection by the Fund, in whole or in part, in the sole discretion of Trevian Capital Debt Fund GP, LLC, the general partner of the Fund (the “General Partner”) and Trevian Capital Debt Fund Advisor, LLC, the investment manager of the Fund (the “Investment Manager”); and (b) agrees that, if the Fund accepts this subscription, the Subscriber shall be bound by each and every provision of the Fund’s Limited Partnership Agreement (as amended and/or restated from time to time, the “Limited Partnership Agreement”) and the Commitment Agreement between the Subscriber and the Fund (the “Commitment Agreement”).

2.	(a) Acknowledges and agrees that the Interests subscribed for hereunder have not been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws or regulations, and the offering of the Interests has not been reviewed or approved by any securities regulatory authority; (b) agrees that the Subscriber is purchasing the Interests for its own account and for investment purposes only and not with a view to resale or redistribution; and (c) agrees that the Interest, and any legal, equitable or economic interest therein (such as any economic participation or derivatives based on the return of the Interests), may not be transferred or resold by the Subscriber, and the Subscriber may not offer to sell, or solicit an offer to buy, such Interest, or any legal, equitable or economic interest therein, unless (i) the Interests therein are transferred or resold pursuant to (A) registration under the Securities Act and any other applicable state or foreign securities laws, or (B) an available exemption from such registration requirement(s), and (ii) the Subscriber has received the prior written consent of the General Partner. In addition, the Subscriber agrees not to list the Interests therein for sale on any secondary market or exchange.

3.	Acknowledges that: (a) the Subscriber has received, read and understood the provisions of the Fund’s Confidential Offering Memorandum (as amended and/or supplemented from time to time, the “Offering Memorandum”) and the Limited Partnership Agreement, and is familiar therewith, and, if and as required by law, all documents, records and books pertaining to the proposed investment in the Fund requested by the Subscriber that are necessary to verify the information provided in the Offering Memorandum have been made available to the Subscriber; (b) the Subscriber and its representatives and advisors have had an opportunity to ask questions of and receive answers from the General Partner (or its agents) concerning the terms and conditions of this investment; (c) all such questions have been answered to the full satisfaction of the Subscriber and its representatives and advisors; (d) the Subscriber is not relying upon any information or representations other than as expressly contained in the Limited Partnership Agreement or the Offering Memorandum; (e) historical performance, if any, of the Fund, or of accounts managed by the Investment Manager or its affiliates, may not be indicative of and does not constitute a guarantee of future performance; and (f) the Subscriber is not subscribing for Interests as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting accessible to the public, or any solicitation of a subscription by a person not previously known to the Subscriber in connection with investments in securities generally.

4.	Represents that the Subscriber, together with its representatives and advisors: (a) has sufficient knowledge and experience in financial, legal and tax matters to be capable of evaluating the merits and risks of an investment in the Fund and to make an informed investment decision with respect thereto; and (b) has conducted its own independent analysis of the financial, legal and tax risks involved in, or resulting from, an investment in the Fund.

5.	Represents that: (a) the Subscriber has adequate means of providing for all its current needs and possible contingencies; (b) the Subscriber has the financial ability to bear the economic risk of losing its entire investment in the Fund; and (c) the Subscriber has no need for liquidity with respect to this investment beyond that provided in the Limited Partnership Agreement.

6.	(a) Represents that, if the Subscriber is an entity: (a) the Subscriber was not formed, and is not operating, for the specific purpose of acquiring or holding securities offered by the Fund; and (b) not more than 40% of the assets of the Subscriber are being, or will be, invested in the Fund.

(b) Represents that, if the Subscriber is an entity, the Subscriber was not formed, and is not operating, with a principal purpose of having the Fund satisfy the 100-partner limitation under the U.S. Internal Revenue Service regulations relating to “publicly traded partnerships.”

7.	Agrees to indemnify and hold harmless the Fund, the General Partner, the Investment Manager, the Administrator and their respective principals, directors, officers, employees, managers, partners, members, affiliates or agents of any of the foregoing, if and as applicable, from and against any loss, damage, liability, cost or expense (including attorneys’ fees, taxes and penalties) which may result, directly or indirectly, from any misrepresentation or breach of any warranty, condition, covenant or agreement set forth herein, including the General Eligibility Representations below, or in any other document delivered by, or on behalf of, the Subscriber to the Fund or the General Partner or their agents, or from the Subscriber’s assertion of its proper authorization to act.

8.	Understands and acknowledges that, under the Limited Partnership Agreement and the Investment Management Agreement between the Fund and the Investment Manager, the General Partner, the Investment Manager and their principals, officers, employees, managers, partners, members, affiliates or agents of any of the foregoing are generally not liable to the Fund or its Limited Partners and will be indemnified by the Fund against all losses, damages, liabilities, costs or expenses, except in cases involving their willful misconduct, fraud or gross negligence, which, for the avoidance of doubt, will not include errors in judgment or mistakes made in good faith. The Subscriber acknowledges that the General Partner (or its agents) has explained to the Subscriber and its representatives (if applicable) that such provisions do not constitute a waiver of the Subscriber’s rights or causes of action against the General Partner, the Investment Manager and their principals under the U.S. federal securities laws to the extent that such right or causes of action may not be waived under such laws.

9.	Hereby irrevocably constitutes and appoints the General Partner with full power of substitution and resubstitution, as the Subscriber’s true and lawful attorney-in-fact and agent, in the Subscriber’s name, place and stead, without notice to or the consent of the Subscriber, unless otherwise required by law: (i) to verify, execute and deliver the Limited Partnership Agreement and any amendments to the Limited Partnership Agreement adopted in accordance therewith; and (ii) to execute, certify, acknowledge, deliver, file and/or record amendments to the Fund’s Certificate of Limited Partnership or restatements of such certificate, and any other certificates, instruments or documents which may be required of the Fund or its limited partners under the laws of the United States, the State of Delaware or any other jurisdiction or by any governmental agency or which the General Partner deems necessary or advisable.

10.	Agrees that if any of the statements, representations, warranties or covenants made herein by the Subscriber become untrue or inaccurate, the Subscriber shall immediately at such time notify the General Partner in writing.

11.	Agrees that if the Subscriber hereafter subscribes for additional Interests, all of the statements and representations contained herein, including the General Eligibility Representations below, shall be deemed to be restated as of the date of each such additional commitment or subscription, unless the Subscriber notifies the Fund in writing to the contrary.

12.	Agrees that the Subscriber’s representations, warranties and covenants contained herein shall survive the closing of the purchase and sale of the Interests subscribed for pursuant to this Subscription Agreement.

13.	Acknowledges that it may be requested by the Fund to provide certain identifying and other information as a result of the Foreign Account Tax Compliance Act provisions of the United States Hiring Incentives to Restore Employment Act (Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”)) and guidance thereunder or similar laws in other jurisdictions. In the event that the Subscriber fails to provide such information, it acknowledges and agrees that the Fund, in the sole discretion of the General Partner, may: (i) require the Subscriber to make a partial or complete withdrawal from the Fund and apply the proceeds thereof towards any corresponding direct or indirect withholding tax and other costs; (ii) reduce the withdrawal/distribution proceeds in respect of the Subscriber (so that the Subscriber will bear the economic burden of any corresponding direct or indirect withholding tax and other costs); or (iii) take any other actions to cause the Subscriber to bear the withholding tax imposed (directly or indirectly), and other applicable costs and consequences to the Fund due to the Subscriber’s action or inaction, including allocating such withholding tax and any applicable costs to the Subscriber’s capital account.

14.	Agrees to provide information regarding the Subscriber’s direct and indirect owners, or such other information as the General Partner or Administrator may require, in order to comply with any applicable law or regulation (including anti-money laundering laws and regulations) or to avoid withholding or other taxes.

15.	Confidentiality. Agrees that, while the Subscriber is an investor in the Fund, and at all times thereafter, Confidential Information (as defined below) shall be kept confidential and used solely for purposes of evaluating the Subscriber’s investment in the Fund and shall not be disclosed to others except as permitted by this Paragraph. The Subscriber may disclose Confidential Information only (i) to the extent required by legal process, law or regulatory authority and after notifying the General Partner and cooperating (at the Fund’s expense) in an effort to protect the confidentiality of such information, and (ii) to only those employees or professional advisers of the Subscriber who need to know such information (each such person, a “Permitted Person”) if such Permitted Person agrees with the Subscriber to confidentiality provisions no less protective of the Protected Parties (as defined below) than those set forth in this Subscription Agreement. If the Subscriber is a private investment company, it may supply copies of the Fund’s quarterly or monthly and annual reports to investors in the Subscriber, provided investors in the Subscriber receiving such information agree (i) to keep such information confidential, and (ii) to use such information solely for the purpose of evaluating the investment in the Subscriber. The Subscriber hereby agrees to accept liability and responsibility for all acts of its Permitted Persons and underlying investors, as applicable, with respect to such Confidential Information.

For purposes hereof, the term “Confidential Information” means all written, oral and electronic information concerning the Fund (including, without limitation, information concerning investment performance, Fund investments and the terms of the Subscriber’s investment in the Fund), the General Partner, the Investment Manager, the affiliated or related entities of any of the foregoing and/or the principals, directors or employees of any of the foregoing (collectively, the “Protected Parties”) that the Subscriber or its Permitted Persons have been or shall be provided or given access to by, or on behalf of, the Protected Parties or any marketer, solicitor, adviser, consultant, platform or similar party (whether engaged by the Protected Parties or by the Subscriber). Notwithstanding the foregoing, Confidential Information does not include information that: (i) is or becomes generally available to the public other than as a result of disclosure by the Subscriber or anyone to whom the Subscriber transmits the Confidential Information; (ii) was known by the Subscriber on a non-confidential basis prior to receipt of the Confidential Information; or (iii) is or becomes available to the Subscriber on a non-confidential basis from a source other than the Protected Parties and to the best of the Subscriber’s knowledge does not violate any confidentiality obligations of such source. In addition, notwithstanding this Paragraph, the Subscriber may disclose to all persons the tax treatment and tax structure of an investment in the Fund and all materials of any kind that are provided to the Subscriber relating to such tax treatment and tax structure. All Confidential Information is and shall remain the sole property of the Protected Parties.

The Subscriber acknowledges that violation of its confidentiality or non-use obligations may cause irreparable damage to the Protected Parties for which a remedy at law may not be adequate. Accordingly, in the event of any actual or threatened breach of the Subscriber’s confidentiality or non-use obligations hereunder, in addition to any monetary damages awarded to the Protected Parties and any other remedies to which the Protected Parties would otherwise be entitled, the Protected Parties shall be entitled to equitable relief (including injunctive relief and/or specific performance) without proof of actual damages or any obligation to post security, as well as to the reimbursement of any legal fees and other expenses incurred by the Protected Parties in connection with or as a result of any such actual or threatened breach.

Upon the request of a Protected Party, the Subscriber agrees (i) to promptly deliver to such Protected Party all of the Confidential Information (including, without limitation, all copies (including electronic copies and copies in any other form whatsoever), reproductions, summaries, analyses or extracts thereof or based thereon) in the Subscriber’s possession or control, or destroy the foregoing materials, and (ii) to confirm in writing at the Protected Parties’ request the completion of either such action. Notwithstanding the delivery or destruction of the Confidential Information, the Subscriber agrees that it shall continue to be bound by its confidentiality and non-use obligations in this Subscription Agreement.

16.	Acknowledges that this Subscription Agreement is not transferable or assignable and cannot be altered, amended or modified by the Subscriber except as may be agreed to in writing by the Fund and the Subscriber.

17.	Acknowledges and agrees that each of the Fund, the General Partner, the Administrator and the Investment Manager may disclose to each other, to any affiliate, to any other service provider to the Fund or to any regulatory body in any applicable jurisdiction copies of the Subscriber’s subscription documents and any information concerning the Subscriber in their respective possession, whether provided by the Subscriber to the Fund, the General Partner, the Administrator or the Investment Manager or otherwise, including details of the Subscriber’s Interests and historical and pending transactions in the Interests and the value thereof, and any such disclosure shall not be treated as a breach of any restriction upon the disclosure of information imposed on any such person by law or otherwise.

18.	Acknowledges and agrees that each of the Fund, the General Partner, the Administrator and the Investment Manager are hereby authorized and instructed to accept and execute (or process in the case of the Administrator) any instructions in respect of the Interests to which this Subscription Agreement relates given by the Subscriber in written form or by fax, e-mail or any other electronic means. If instructions are given by the Subscriber by fax, e-mail or any other electronic means, the Subscriber agrees to keep each of them indemnified against any loss of any nature whatsoever arising to any of them as a result of any of them acting upon faxed, e-mail or any other electronic instructions. The Fund, the General Partner, the Administrator and the Investment Manager may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instruction or other instrument believed in good faith to be genuine or to be signed by properly authorized persons. Faxed, e-mail or any other electronic instructions sent to the Fund or the Administrator shall be effective only when actually acknowledged by the Fund or the Administrator. The Subscriber agrees that the foregoing shall also apply to any subscription request made using any short form subscription application form approved by the Fund.

19.	If the Subscriber elects at any time to provide an instruction, notice, consent or other request (collectively, “Instruction”) to the Fund or the Administrator on its behalf (including relating to a subscription, withdrawal, transfer, contact update or otherwise) using electronic or digital signature technology (“E-signature”), whether it is a computer generated signature, an electronic copy of the Subscriber’s true ink signature or otherwise, the Subscriber authorizes and instructs the Administrator, the Fund and its agents to accept and execute any and all such Instructions which are provided using an E-signature. The Subscriber acknowledges and agrees that any Instruction provided to the Fund or the Administrator on its behalf using an E-signature shall be treated by the Fund and the Administrator as valid and binding as the Subscriber’s true ink signature. If Instructions are provided by the Subscriber at any time using an E-signature, the Subscriber agrees to keep each of the Fund and the Administrator indemnified against any loss of any nature whatsoever arising to any of them as a result of any of them acting upon Instructions provided using an E-signature. The Subscriber acknowledges and agrees that the Administrator, the Fund and its agents may rely conclusively upon and shall incur no liability whatsoever including, without limitation, any losses (whether direct, indirect, consequential, in contract, tort, or otherwise) arising in respect of any action taken or omitted to be taken upon any Instructions provided using an E-signature believed in good faith to be genuine or to be signed by properly authorized persons on behalf of the Subscriber. The foregoing shall not obligate the Fund or the Administrator to process Instructions executed by E-signature. The Fund and the Administrator may decline to act on any E-signature Instruction in their absolute discretion, and intend to do so particularly in circumstances where the Fund or the Administrator are unable to verify whether an Instruction has been provided by a party authorized to give Instructions on behalf of the Subscriber. If any Instruction is submitted by the Subscriber and not acknowledged by the Fund or Administrator, it is the Subscriber’s obligation to contact the Fund or the Administrator to confirm receipt.

20.	Where applicable, for joint applicants, the Subscribers each individually authorize the Fund, the Administrator and each of their delegates to act upon the written instructions of any one of the Subscribers in respect of the transfer or withdrawal of any of the Interests registered in their joint names.

21.	Agrees that it shall not take any action to present a petition or commence any case, proceeding, proposal or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement in the nature of insolvency proceedings, adjustment, winding-up, liquidation, dissolution, composition or analogous relief with respect to the Fund or the debts of the Fund unless and until a debt is immediately due and payable by the Fund to the Subscriber and the Subscriber is a holder of a claim against the Fund that is not contingent as to liability or the subject of a bona fide dispute as to liability or amount.

22.	Acknowledges that the General Partner will not be acting as a fiduciary as contemplated by the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in investing the assets of the Fund and agrees that it will not assert a position to the contrary.

23.	Represents that if the Subscriber is a governmental, church, non-U.S. or other plan that is subject to any federal, state, local or non-U.S. law that is similar to Section 406 of ERISA or Section 4975 of the Code, or is investing on behalf of such a plan, the Subscriber’s acquisition, holding and disposition of Interests will not constitute or result in a violation of any such laws and will not cause the assets of the Fund to be subject to such laws.

24.	Agrees that the terms of offer and the rights attaching to the Interests, as set out in this Subscription Agreement, the Offering Memorandum and the Limited Partnership Agreement, can be varied in accordance with the provisions of the Offering Memorandum and the Limited Partnership Agreement.

25.	Represents and warrants that, if the Subscriber is (i) a person domiciled in, or with a registered office in, any member state of the European Economic Area (“EEA”), or (ii) a nominee or custodian for, or is otherwise acting for or on behalf of, such a person or entity, it:

(a)  initiated the discussions, correspondence or other communications with the General Partner and/or Investment Manager (and/or their affiliates), which resulted in it (or another person) making a decision for the Subscriber to subscribe to the Fund and that, at no time, did the General Partner, the Investment Manager or their affiliates solicit, recommend, advise or request that it subscribe to the Fund, other than by providing such information in respect of the Fund as the Subscriber (or the person making the decision to subscribe to the Fund) may have requested from time to time; and

(b)  understands that it may not have received, and may not in the future receive, the same information that is required to be disclosed by a non-EEA manager that, at its own initiative, offers or places a fund to or with EEA investors pursuant to Article 42 of the Alternative Investment Fund Managers Directive (Directive 2011/61/EU).

26.	Privacy Policy. Acknowledges having received the Investment Manager’s Privacy Policy annexed to this Subscription Agreement.

B.

1.	This Subscription Agreement, and the Subscriber’s investment in the Fund, in all respects, shall be governed by and construed in accordance with the laws of the State of New York (USA), without giving effect to the principles of conflicts of laws thereof. ANY DISPUTE ARISING OUT OF OR RELATING TO THE TERMS AND CONDITIONS OF THIS SUBSCRIPTION AGREEMENT OR THE SUBSCRIBER’S INVESTMENT IN THE FUND SHALL BE DETERMINED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK. THE SUBSCRIBER CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION TO THE VENUE, PROPRIETY OR CONVENIENCE OF SUCH COURTS. The Subscriber agrees that service of process shall be sufficient and shall be deemed “personal service” if mailed to the Subscriber by registered or certified mail at the last address as to which the Fund shall have been given written notice or if sent by any other means that provides actual notice to the Subscriber. Notwithstanding the foregoing, (i) the Limited Partnership Agreement of the Fund is governed by the laws of the State of Delaware (USA), and (ii) nothing in this section excludes the jurisdiction of the Delaware courts with respect to any matter reserved to it pursuant to Delaware law.

2.	The Subscriber represents and warrants that all consents required to be obtained, and all legal requirements necessary to be complied with or observed, in order for this Subscription Agreement and the issuance of the Interests subscribed for hereunder to be lawful and valid under any jurisdiction to which the Subscriber is subject have been obtained, complied with or observed.

3.	This Subscription Agreement shall be binding upon and inure to the benefit of the parties’ successors and permitted assigns.

4.	The terms “its” and “it,” when used herein with respect to the Subscriber, depending upon the nature of the Subscriber, shall be deemed to mean “his,” “her” or “its,” or, as the case may be, “he,” “she” or “it.”

5.	The headings of the paragraphs of this Subscription Agreement are ins erted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Subscription Agreement.

6.	The Subscriber acknowledges and agrees that any notations, alterations, strike-outs, addenda, inserts or verbiage purporting to amend the terms of this Subscription Agreement shall not be effective unless explicitly agreed to by the Fund or its agents. Absent explicit agreement, the issuance of a trade confirmation or contract note shall not be construed as the Fund’s acceptance or agreement to any such purported amendments.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE FUND AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY U.S. FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS SUBSCRIPTION AGREEMENT OR THE OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND THESE SECURITIES AND INTERESTS THEREIN MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND THEN ONLY WITH THE CONSENT OF THE GENERAL PARTNER. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SIGNATURE PAGE
for Trevian Capital Debt Fund, LP Trevian Subscription Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date set forth below the undersigned’s signature.

HNR SALEM ONE LLC

By:
Name:	Jesse Prince
Title:	Manager
Date:	July 6, 2022

ACCEPTED AND AGREED as of the date set forth below the undersigned’s signature. Accepted for $250,000

TREVIAN CAPITAL DEBT FUND, LP

By:
Name:	Michael Hoffenberg
Title:	Founder and Managing Partner
Date:	July 18, 2022